Exhibit 5.1

1601 Bryan Street	Andrew M. Wright	T 214.812.6038

Dallas, Texas 75201-3411	Vice President and Associate	C 214.587.6500

	General Counsel	F 214.812.4072

awright@energyfutureholdings.com

February 18, 2011

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, TX 75201-3411

Ladies and Gentlemen:

I am the Vice President and Associate General Counsel of EFH Corporate Services Company, a wholly-owned subsidiary of Energy Future Holdings Corp., a Texas corporation (the “Company”). As such, I have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 72,000,000 shares of the Company’s common stock, no par value per share (the “Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on or about the date hereof. The Shares are to be issued pursuant to 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates (the “Plan”).

In rendering the opinions set forth below, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents and records of the Company (collectively, the “Documents and Records”) and such statutes, regulations and other instruments as I have deemed necessary for the purpose of rendering such opinions. In making the foregoing examinations, I have assumed that (i) all information contained in all of the Documents and Records is true, correct and complete, (ii) all signatures on all of the Documents and Records are genuine, (iii) all of the Documents and Records submitted to me as originals are true and complete, (iv) all of the Documents and Records submitted to me as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the Documents and Records examined were competent to execute and deliver such documents. As to questions of fact material to the opinions set forth below, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based upon the foregoing, subject to comments hereinafter stated, and limited in all respects to the laws of the State of Texas and the federal laws of the United States of America, in each case as in effect on the date hereof, it is my opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Plan, will be validly issued, fully paid, and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and the use of my name in Item 5 of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Andrew M. Wright
Andrew M. Wright
Vice President & Associate General Counsel
EFH Corporate Services Company